QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

ACTIVE DOMESTIC SUBSIDIARIES
Westaff (USA), Inc.
MediaWorld International
Westaff Support, Inc.
INACTIVE DOMESTIC SUBSIDIARIES
Western Medical Services, Inc.

QuickLinks

  EXHIBIT 21.1
SUBSIDIARIES OF THE COMPANY